Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

M/I Homes, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security	Security	Fee	Amount Registered (1)	Proposed Maximum	Maximum	Fee Rate	Amount of
Type	Class Title	Calculation		Offering Price Per	Aggregate Offering		Registration
		Rule		Unit (2)	Price (2)		Fee
Equity	Common Shares, par value $0.01	Other (2)	50,000 (3)	$144.45	$7,222,500	$0.0001381	$997.43
Total Offering Amounts					$7,222,500		$997.43
Total Fee Offsets							$0
Net Fee Due							$997.43

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional common shares that may become issuable under the terms of the M/I Homes, Inc. Amended and Restated Director Deferred Compensation Plan (the “Plan”), to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction affecting the common shares.

(2)Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and computed on the basis of $144.45 per common share, which is the average of the high and low sales prices of the common shares as reported on the New York Stock Exchange on February 11, 2026.

(3)Represents common shares issuable under the Plan.

EX-FILING FEES
0000799292